NEWS FROM ....

          UNITED MERCHANTS AND MANUFACTURERS, INC.
          Two Executive Drive, Suite 780, Fort Lee, NJ 07024
          (201) 585-2100

          FOR IMMEDIATE RELEASE                        JULY 3, 1996

          United Merchants and Manufacturers, Inc. has announced today the consummation of the transaction whereby
          Victoria Creations, Inc., its 79% owned subsidiary, sold substantially all of its assets as a going concern to Victoria Acquisition Group, Inc. The transaction included the assumption of certain liabilities by the acquiring company. United Merchants and Manufacturers, Inc. and Victoria Creations, Inc. have both been operating under the protection of the United States
          Bankruptcy Court for the Southern District of New York
          (the "Court") since filing for Chapter 11 relief on February 22 of this year. The sale was effectuated in accordance with an order entered by the Court on June 24, 1996.

          The name "Victoria Creations" was included in the assets sold, and Victoria Creations, Inc. will be changing its name to "Reunited Holdings, Inc." Reunited Holdings, Inc. will remain a Rhode Island Corporation and a subsidiary of United Merchants and Manufacturers, Inc. with its corporate offices located at Two Executive Drive, Fort Lee, New Jersey 07024. It will be in the business of providing design services for the fashion jewelry industry.